SARASOTA, FL, March 17, 2025 — Helios Technologies, Inc. (NYSE: HLIO) (“Helios” or the “Company”), a global leader in highly engineered motion control and electronic controls technology, announced today that the Board of Directors has elected Laura Dempsey Brown as the new Board Chair. Ms. Dempsey Brown, a dedicated member of the Board since 2020, will assume the role immediately, succeeding Philippe Lemaitre, who has announced his retirement from the Board in which he has served since 2007 and his role as Chair, which he has served since 2013. This change is an outcome of our effective Board of Directors succession planning processes.

“On behalf of the Board and the entire Helios team, we are grateful for Philippe’s leadership over the years and are thrilled to have Laura take the baton as our new Chair,” said Sean Bagan, President, Chief Executive Officer, and Chief Financial Officer of Helios. “We are a very different company than the one Philippe joined nearly 18 years ago, having meaningfully grown and diversified during that time. I have appreciated his counsel and advice rooted in many years of experience with the Company. I look forward to partnering with Laura and the Board to maximize value for all stakeholders by leveraging our strong set of assets, industry leading products, and top tier talent that power our business.”

Laura Dempsey Brown commented, “Helios is a portfolio of companies with deep histories and strong cultures. I look forward to working with the Board, Sean and the rest of the management team to unlock the potential for the Company. We plan to improve our performance, deliver profitable results, and enhance shareholder returns.”

New Board Leadership

Ms. Dempsey Brown joined the Helios Board of Directors in April 2020. During her tenure, she has served as both the Chair of the Audit Committee and, most recently, ESG Committee and has been a member of the most recent CEO search committee. Ms. Brown retired in 2018 from W.W. Grainger, Inc. (NYSE: GWW), a leading broad line supplier of maintenance, repair and operating products after 19 years. She was the Senior Vice President, Communications and Investor Relations since 2010. Previously Ms. Brown served as Vice President of Marketing, and she also led the strategy development and operational execution of Grainger’s multi-year market expansion initiative focused on the top 25 U.S. metro markets. In addition, Ms. Brown served as the Vice President of Finance for Grainger’s field sales, operations, marketing and e-business functions. Prior to joining Grainger, Ms. Brown was a Vice President at Alliant Foodservice and at Dietary Products at Baxter. She began her career at Baxter in 1985, focusing primarily on financial roles in the distribution and manufacturing businesses. She graduated from Indiana University with a bachelor’s degree in accounting and obtained designation as a CPA. Ms. Brown is a member of The Chicago Network, The International Women’s Forum, and served on the board of Make-A-Wish Illinois for six years, including two years as board chair. She is also a member of the Dean’s Council of the Kelley School of Business at Indiana University.

Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE

Helios Technologies Announces Laura Dempsey Brown as New Board Chair

Laura Dempsey Brown has been appointed successor to Board Chair as Philippe Lemaitre retires following nearly 18 years of service on the Board

Helios Technologies | 7456 16th St East | Sarasota, FL 34243 | 941-362-1200

Helios Technologies Announces Laura Dempsey Brown as New Board Chair

March 17, 2025	Page 2 of 2

About Helios Technologies

Helios Technologies is a global leader in highly engineered motion control and electronic controls technology for diverse end markets, including construction, material handling, agriculture, energy, recreational vehicles, marine and health and wellness. Helios sells its products to customers in over 90 countries around the world. Its strategy for growth is to be the leading provider in niche markets, with premier products and solutions through innovative product development and acquisitions. The Company has paid a cash dividend to its shareholders every quarter since becoming a public company in 1997. For more information please visit: www.heliostechnologies.com and follow us on LinkedIn.

FORWARD-LOOKING INFORMATION

Certain statements and information in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, among other things, regarding changes to the Board of Directors, succession, governance and other statements that are not historical in nature. Any information that is not historical in nature included in this release is subject to change. These statements are made on the basis of views and assumptions regarding future events as of the time the statements are made. The Company does not undertake any obligation to update these statements. Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including changes to the Board of Directors and business or governance decisions, as well as from developments beyond the Company’s control, including the factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 28, 2024 and subsequent filings with the Securities and Exchange Commission.

Investor and Media contacts:

Tania Almond
Vice President, Investor Relations and Corporate Communication
(941) 362-1333
tania.almond@HLIO.com

Deborah Pawlowski
Alliance Advisors IR
(716) 843-3908
dpawlowski@allianceadvisors.com

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Helios Technologies | 7456 16th St East | Sarasota, FL 34243 | 941-362-1200